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                                                                EXHIBIT 12


RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

        For the purpose of computing these ratios, "earnings" consist of (a) income before income taxes (adjusted for undistributed earnings or recognized losses of partially-owned affiliates which are less than 50% owned, minority interests in earnings or losses of subsidiaries, and amortization of previously capitalized interest), plus (b) fixed charges, minus (c) interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.




                                                                                                            Three Months
                                                                                                               Ended
                                                           Year Ended September 30,                          December 31,
                                            ---------------------------------------------------             -------------
                                                1990     1991       1992      1993(a)       1994                 1994
                                                ----     ----       ----      -------       ----                 ----
Income before cumulative effect of
  accounting changes                           $92.4      $95.1      $123.0   $137.9         $165.2                $41.2
Provision for income taxes                      80.4       80.9       104.7    112.8          140.3                 34.9
Undistributed earnings of partially-
  owned affiliates, less than 50%
  owned                                         (0.9)      (3.6)       (7.9)    (4.6)          (4.6)                (1.7)
Minority interests in net earnings of
  subsidiaries                                   0.7        4.1         8.6     15.5           20.9                  5.0
Amortization of previously
  capitalized interest                           1.4        1.4         2.0      2.6            3.1                  0.8
                                               ------------------------------------------------------------  -----------
                                               174.0      177.9       230.4    264.2          324.9                 80.2
Fixed charges:
  Interest incurred and amortization
    of debt expense                             59.4       64.2        55.8     53.0           48.8                 15.8
  Estimated portion of rent expense             18.1       20.8        21.7     24.0           24.3                  6.7
                                               ------------------------------------------------------------  -----------
Fixed charges                                   77.5       85.0        77.5     77.0           73.1                 22.5
Less: Interest capitalized during
 period                                         (5.1)      (2.9)       (4.4)    (3.0)          (5.9)                (2.2)
                                               ------------------------------------------------------------  -----------
                                                72.4       82.1        73.1     74.0           67.2                 20.3
                                               ------------------------------------------------------------  -----------
Earnings                                       246.4      260.0       303.5    338.2          392.1                100.5
                                               =========================================================================
Ratio of earnings to fixed charges               3.2        3.1         3.9      4.4            5.4                  4.5
                                               =====      =====       =====    =====          =====                =====


(a) Effective October 1, 1992, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", No. 109, "Accounting for Income Taxes", and No. 112, "Employers' Accounting for Postemployment Benefits." The combined cumulative effect of the accounting changes was a one time charge of $122 million, after taxes.